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                                                                    Exhibit 4.18

                                                                October 21, 2002


Richard Stewart, CEO
Amarin Corporation plc
7 Curzon Street
London, W1J 5HG


Dear Mr Stewart

         We are pleased to confirm the arrangements under which Security Research Associates, Inc. ("SRA") is engaged by Amarin Corporation plc (the "Company") as financial advisor and non-exclusive placement agent on a "best-efforts" basis in connection with a proposed private placement of up to $25 million of ordinary shares, par value Pound Sterling 1 per share, of the Company (the "Ordinary Shares") to be issued by the Company in accordance with the proposed terms set forth in Annex A (the "Financing").

         During the term of our engagement, we will provide you with financial advice and assistance in connection with the Financing, which may include performing valuation analyses and assisting you in negotiating the financial aspects of the transaction. During the term of our engagement, we will also identify and contact potential investors and assist in the preparation and review of a private placement memorandum and other documents related to the Financing.

         In the event the Financing is consummated, the Company agrees to pay to SRA a transaction fee (the "Transaction Fee") consisting of (i) 7% of the gross proceeds from the Financing received by the Company from investors introduced by SRA to the Company (the "SRA Investors") prior to the Closing Date, and (ii) 5 year warrants to acquire a number of shares of the Company's Ordinary Shares equal to 7% of the aggregate gross proceeds from the Financing received by the Company from SRA Investors divided by the price per share of the Company's securities paid by the SRA Investors. The warrants will have an exercise price which will be the same as the per share price paid by the SRA Investors in the Financing. The warrants shall be exercisable no earlier than one year from the date of closing of the Financing (the "Closing Date"). The warrants shall be issued pursuant to a definitive warrant agreement containing customary provisions including registration rights anti-dilution provisions which comply with NASD regulatory requirements. The Company will provide the same registration rights to SRA as it provides to the SRA Investors.

         The Company also agrees to reimburse SRA periodically, upon request, or upon termination of our services pursuant to this letter (the "agreement"), for our reasonable and reasonably documented out-of-pocket expenses, incurred in connection with our financial advisory services and the Financing, including the reasonable fees and expenses of legal counsel, travel expenses and printing. All such out-of-pocket fees and expenses shall not exceed a combined aggregate amount of $10,000.

         Please note that any written or oral opinion or advice provided by SRA in connection


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with our engagement is exclusively for the information of the Board of Directors and senior management of the Company, and may not be disclosed to any third party (other than the Company's legal, accounting or other advisors, who shall have been instructed with respect to the confidentiality of such advice) or circulated or referred to publicly without our prior written consent, except as to the extent required by law, judicial or administrative process or regulatory demand.

         As you know, SRA may, from time to time, effect transactions in the Company's stock, for its own account or the account of customers, and hold positions in securities or options on securities of the Company.

         The term of this Agreement shall extend to the Closing Date. The Company or SRA shall be entitled to terminate this Agreement before the Closing Date on written notice to the other party at the address set forth for such party on the signature page hereof. In the event of the termination of this Agreement, SRA shall be entitled to be paid its existing reasonable out-of-pocket expenses subject to the terms described above. The confidentiality provisions of this Agreement shall be unaffected by the termination of this agreement. The Company shall not be obligated to reimburse any expenses incurred by SRA or its advisors with respect to activities undertaken after notification of termination is given. [In the event this Agreement is terminated and prior to the expiration of 12 months from the date of such termination, an agreement is entered into by the Company with respect to any transaction contemplated by this agreement with a third party introduced to the Company by SRA who was not known to the Company prior to such introduction, SRA will be entitled to the transaction fee set forth above. Upon the termination or expiration of this Agreement, SRA shall provide the Company with a list of those entities introduced to the Company by SRA with respect to the Financing.

         SRA is an independent contractor and non-exclusive placement agent of the Company. SRA will not have any right or authority to bind the Company or otherwise create any obligations of any kind on behalf of the Company and will make no representation to any third party to the contrary. The Company and SRA each acknowledge and understand that SRA will provide services on a non-exclusive basis. In addition, the Company and SRA each acknowledge and understand that the Company may utilize the services of other placement agents and solicitors in connection with arranging or placing any portion of the Financing.

         During the term of this Agreement and thereafter, each of the Company and SRA agrees to keep confidential and not disclose to any third party any confidential information of the other party, and to use such confidential information only in connection with the engagement hereunder; provided, however, the foregoing will not prohibit disclosures (i) to the parties' employees, agents and other representatives to the extent necessary to enable the Company or SRA to perform its responsibilities under this Agreement, (ii) to the extent required by law, judicial or administrative process or regulatory demand, or
(iii) with respect to matters which become public other than by the actions of the disclosing party hereunder. This section will survive the termination of this Agreement.

         Each of the Company and SRA agrees of conduct the Financing in a manner intended to qualify for the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), provided by Section 4(2) of the Act. Each of the Company and SRA agrees to limit offers to sell, and solicitations of offers to buy, securities of the Company in connection with the Financing to persons reasonably believed by it to be "qualified institutional


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buyers" as such term is defined in Rule 144A under the Act and "accredited investors" as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.

         Each of the Company and SRA agrees that any offers it makes in connection with the Financing will be made only to prospective purchasers on an individual basis and that it will not engage in any form of general solicitation or general advertising (within the meaning of Rule 502 under the Act) in connection with the Financing. Each of the Company and SRA agrees to conduct the Financing in a manner intended to comply with the registration or qualification requirements, or available exemptions therefrom, under applicable state "blue sky" laws and applicable securities laws of other jurisdictions.

         The Company may decline to consummate the Financing with any prospective purchaser in the Company's sole discretion.

         Any dispute arising out of this Agreement shall be resolved in an arbitration conducted pursuant to the rules of the National Association of Securities Dealers, Inc. in San Francisco, CA.

         Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Agreement, which shall become a binding agreement upon our receipt. We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,                               Confirmed by:



SECURITY RESEARCH ASSOCIATES, INC.              AMARIN CORPORATION PLC
80 E. Sir Francis Drake Boulevard, Suite 3F     7 Curzon Street, Mayfair
Larkspur, CA 94939                              London W1J 5HG
U.S                                             U.K



By: /s/ Brian G. Swift                          By: /s/ Richard A. B. Stewart
    ----------------------------                    ----------------------------
    Brian G. Swift                                  Richard A. B. Stewart
    Chairman                                        Chief Executive Officer


Date: 1/9/03                                    Date: 1/9/03


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                                     ANNEX A

                                                                    CONFIDENTIAL


  TERM SHEET FOR PRIVATE PLACEMENT OF ORDINARY SHARES OF AMARIN CORPORATION PLC

INVESTORS:       "qualified institutional buyers" (as defined in Rule 144A under the Act) and "accredited investors" (as defined in Rule 501(a) of Regulation D under the Act) acceptable to the Company.

TOTAL AMOUNT:    Up to $25 million by the sale of Ordinary Shares or as mutually agreed.

STOCK PRICE:     To be negotiated between the Company and the investors who purchase Ordinary Shares of the Company in the Financing, but, in no event shall the sale price per Ordinary Share be less than the price per Ordinary Share equal to 90% of the average closing prices of the Company's American depositary receipts on NASDAQ over the five trading days immediately prior to the Closing Date.

REGISTRATION:    The Company shall enter into a registration rights agreement
                 (the "Registration Rights Agreement") with each of the investors who purchase Ordinary Shares of the Company in the Financing. In addition to other customary terms and provisions, the Registration Rights Agreement will require the Company to use its reasonable efforts to file within ninety (90) days of the Closing Date with the Securities and Exchange Commission
                 (the "SEC") a registration statement on Form F-1 or F-3 (or other appropriate form) for all shares of the Company's
                 Ordinary Shares sold in this Financing and the Ordinary Shares underlying the warrants issued to SRA as part of the Transaction Fee. The Registration Rights Agreement will also require the Company to use its reasonable efforts to have such registration statement declared effective at the earlier of one hundred and eighty (180) days from the Closing Date orten (10) days after receiving a no-review status from the SEC. Finally, the Registration Rights Agreement will only require the Company to keep such registration statement effective for a period of one (1) year from the Closing Date.

CLOSING DATE:    Mutual agreement between the Company and the prospective
                 purchasers, but not later than November 29, 2002.


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